UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	June 29, 2018

Ameris Bancorp
(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 29, 2018, Ameris Bancorp (the “Company”) completed its previously announced merger with Hamilton State Bancshares, Inc. (“Hamilton”), pursuant to an Agreement and Plan of Merger dated as of January 25, 2018 between the Company and Hamilton (the “Merger Agreement”). In connection with closing, Hamilton merged with and into the Company, with the Company as the surviving corporation (the “Merger”). Pursuant to the Merger Agreement, each share of the voting common stock and non-voting common stock of Hamilton issued and outstanding immediately prior to the closing of the Merger was automatically converted into the right to receive $0.93 in cash and 0.16 shares of the common stock of the Company. In addition, all of Hamilton’s outstanding restricted stock units which were vested at the effective time of the Merger, including those for which vesting was accelerated as a result of the consummation of the Merger, were converted into the right to receive the same merger consideration per share as the outstanding shares of Hamilton voting common stock and non-voting common stock.

As a result of the closing of the Merger, the Company will pay approximately $38.0 million to the former shareholders of Hamilton and issue to such shareholders approximately 6.54 million shares of the Company’s common stock, which shares had an aggregate value of approximately $348.9 million based on the closing price of the Company’s common stock on June 29, 2018.

Also, in accordance with the Merger Agreement and at the effective time of the Merger, all of Hamilton’s outstanding stock options fully vested and, together with all of Hamilton’s outstanding warrants, were cancelled in exchange for cash consideration of $9.06 for each share of Hamilton stock for which such option or warrant was exercisable, less the applicable per share exercise price of such option or warrant. As a result, at closing, the Company paid approximately $9.7 million to the holders of such cancelled warrants and Hamilton paid, on behalf of the Company, approximately $8.0 million to the holders of such cancelled options.

Each outstanding share of the Company’s common stock remained outstanding and was unaffected by the Merger. Immediately following the Merger, Hamilton State Bank, a Georgia banking corporation and formerly a wholly owned subsidiary of Hamilton, merged with and into Ameris Bank, a Georgia banking corporation and wholly owned subsidiary of the Company, with Ameris Bank surviving such merger.

The description contained herein of the Merger Agreement is qualified in its entirety by reference to the terms of such document, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Merger, the Company assumed all of Hamilton’s obligations with respect to $3,093,000 of its Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035, originally issued by Hamilton (as successor by merger to Cherokee Banking Company) pursuant to an Indenture between Hamilton and Wilmington Trust Company, as Trustee, dated as of November 10, 2005, as supplemented by that certain Supplemental Indenture dated as of February 17, 2014 (as so supplemented, the “Indenture”), which debentures bear interest at a rate of 1.50% plus the LIBOR rate for U.S. dollar deposits with a three-month maturity. The Company assumed such obligations pursuant to a Second Supplemental Indenture dated as of June 29, 2018 by and among the Company, Hamilton and Wilmington Trust Company (the “Second Supplemental Indenture”).

The descriptions contained herein of the Indenture and the Second Supplemental Indenture are qualified in their entirety by reference to the terms of such documents, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 8.01 Other Events.

On July 2, 2018, the Company issued a press release announcing the closing of the Merger. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 days after the date upon which this Current Report on Form 8-K was required to be filed with the SEC.

(b)	Pro Forma Financial Information.

Pro forma financial information required will be filed by amendment within 71 days after the date upon which this Current Report on Form 8-K was required to be filed with the SEC.

(d)	Exhibits.

2.1	Agreement and Plan of Merger dated as of January 25, 2018 by and between Ameris Bancorp and Hamilton State Bancshares, Inc. (incorporated by reference to Exhibit 2.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on January 26, 2018).

4.1	Indenture between Ameris Bancorp (as successor to Hamilton State Bancshares, Inc.) and Wilmington Trust Company dated as of November 10, 2005.

4.2	Second Supplemental Indenture dated as of June 29, 2018 by and among Ameris Bancorp, Hamilton State Bancshares, Inc. and Wilmington Trust Company.

4.3	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture (included as Exhibit A to the Indenture filed herewith as Exhibit 4.1).

99.1	Press Release dated July 2, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIS BANCORP

By:	/s/ Nicole S. Stokes
Nicole S. Stokes
Executive Vice President and Chief Financial Officer

Date: July 2, 2018